Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

October 16, 2022

between

CONTINENTAL RESOURCES, INC.

and

OMEGA ACQUISITION, INC.

i

ii

Annex I    Offer Conditions

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 16, 2022, between Continental Resources, Inc., an Oklahoma corporation (the “Company”) and Omega Acquisition, Inc., an Oklahoma corporation (“Merger Sub”), 100% of the capital stock of which is owned by Harold G. Hamm, a natural person residing in Oklahoma City, Oklahoma and Affiliate of the Company (“Founder”).

W I T N E S S E T H:

WHEREAS, the board of directors of the Company (the “Board of Directors”), acting upon the unanimous recommendation of a special committee (the “Special Committee”) thereof consisting only of independent and disinterested directors (such recommendation of the Special Committee, the “Special Committee Recommendation”), and the board of directors of Merger Sub, have approved and declared advisable this Agreement and the transactions contemplated by this Agreement, pursuant to which, among other things, Merger Sub would acquire for cash all of the outstanding shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than shares of Company Common Stock owned by the Founder Family Rollover Shareholders (as defined below) and shares of Company Common Stock underlying unvested Company RS Awards (as defined herein) (collectively, with the Founder Family Rollover Shares (as defined below), the “Rollover Shares”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of Company Common Stock (each, a “Share” and, collectively, the “Shares”), other than Rollover Shares, at a price of $74.28 per Share (such amount, or any other amount per Share to be paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), in cash, without interest, subject to any applicable withholding Taxes;

WHEREAS, immediately prior to the consummation of the Offer, Founder shall contribute 100% of the capital stock of Merger Sub to the Company (the “Contribution”), as a result of which Merger Sub will become a wholly owned subsidiary of the Company;

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company without shareholder approval in accordance with Section 1081.H of Oklahoma Law (as defined herein), on the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding Share as of immediately prior to the Effective Time (as defined herein) (other than Excluded Shares (as defined herein) or Shares irrevocably accepted for purchase pursuant to the Offer) shall be converted into the right to receive the Offer Price, in cash, without interest, subject to any applicable withholding Taxes;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, the Founder and certain of his family members and their affiliated entities are entering into a support agreement (the “Support Agreement”), pursuant to which each such Person party thereto has agreed, among other things, to the treatment of such Person’s Shares as set forth in Article 3 (such Shares, the “Founder Family Rollover Shares” and such Persons, the “Founder Family Rollover Shareholders”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Founder is entering into a limited guarantee in favor of the Company (the “Guarantee”), with respect to certain obligations of Merger Sub under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry, or any Third Party indication of interest that would result in (i) the acquisition or purchase, directly or indirectly, of 30% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 30% or more of the consolidated assets of the Company, (ii) a tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 30% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 30% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that for purposes of this Agreement, neither the Founder Family Rollover Shareholders nor Merger Sub shall be deemed to be Affiliates of the Company or any its Subsidiaries, and neither the Company nor any of its Subsidiaries shall be deemed to be Affiliates of the Founder Family Rollover Shareholders or Merger Sub.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, applied or enforced by a Governmental Authority of competent jurisdiction that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Average Crude Oil Price” means, as of a date of determination, the arithmetic average over the ten trading days ending on and including such date (the “Averaging Period”) of the arithmetic average on each day during the Averaging Period of the settlement prices (per barrel) of NYMEX West Texas Intermediate (WTI) crude oil futures contracts appearing in the “Settle” column as published on the CME Group Crude Oil Futures website (which as of the date hereof is https://www.cmegroup.com/markets/energy/crude-oil/light-sweet-crude.settlements.html) for each of the 36 months of January 2023 through December 2025, which contracts have the following Globex Codes: CLF3, CLG3, CLH3, CLJ3, CLK3, CLM3 CLN3, CLQ3, CLU3, CLV3, CLX3, CLZ3, CLF4, CLG4, CLH4, CLJ4, CLK4, CLM4 CLN4, CLQ4, CLU4, CLV4, CLX4, CLZ4, CLF5, CLG5, CLH5, CLJ5, CLK5, CLM5 CLN5, CLQ5, CLU5, CLV5, CLX5, CLZ5; provided, that (a) if CME Group Crude Oil Futures settlement prices are no longer available at the time of such determination, such crude oil index or price as is then commonly used in the industry shall be utilized in substitution for CME Group Crude Oil Futures and (b) if trading of a given futures contract has terminated, it shall be replaced with the next chronological futures contract. For example, if trading of the January 2023 contract has terminated, the contract for January 2023 (Globex Code: CLF3) would be replaced with the contract for January 2026 (Globex Code: CLF6).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Oklahoma City, Oklahoma, are authorized or required by Applicable Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of June 30, 2022 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2022.

“Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries (or any property or asset thereof) is bound, excluding any Company Plan.

“Company Credit Agreement” means that certain Revolving Credit Agreement dated October 20, 2021 and amended as of August 24, 2022 (and as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof) among the Company, MUFG Union Bank, N.A., as administrative agent and the other parties thereto.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to the Founder and Merger Sub.

“Company Material Adverse Effect” means any change, event, occurrence or circumstance which, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or continuing results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect from (i) any changes in conditions or developments generally applicable to the oil and gas exploration, development or production industry in any area or areas where the assets of the Company or any of its Subsidiaries are located, (ii) changes in the financial or securities markets or general economic or political conditions, including changes generally in supply, demand, price levels, inflation and the rate thereof, interest rates, changes in the price of any commodity (including Hydrocarbons) or general market prices, changes in the cost of fuel, sand or proppants and changes in exchange rates, in each case in the United States or any area or areas where the assets of the Company or any of its Subsidiaries are located, (iii) the occurrence, escalation, outbreak or worsening of any cyberattacks, data breaches, acts of war, sabotage or terrorism or military conflicts, (iv) the conflict between the Russian Federation and Ukraine, (v) the existence, occurrence or continuation of any natural disasters, including any earthquakes, floods, hurricanes, tropical storms, fires, pandemics, epidemics or other natural disasters, (vi) changes or proposed changes in any Applicable Law or applicable accounting regulations (including GAAP), including interpretations and the enforcement thereof, (vii) the negotiation, execution, announcement, performance, pendency or consummation of the transactions contemplated by this Agreement, including (A) by reason of the identity of Founder or any of his Affiliates or their respective financing sources, or any communication by Merger Sub, Founder or any of their Affiliates or their respective financing sources, including regarding their plans or intentions with respect to the conduct of the business of the Company or any of its Subsidiaries and (B) any litigation, claim or legal proceeding threatened or initiated against Founder, Merger Sub, the Company or any of their respective Affiliates, officers or directors, in each case, arising out of or relating to the this Agreement or the transactions contemplated by this Agreement, and including the effect thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, contractors, investors, customers, suppliers, lenders, partners and other third parties; provided that the exception in this clause (vii) shall not apply, including for purposes of Annex I, to the representations and warranties set forth in Section 5.04, (viii) any action taken by the Special Committee or the Company or any of its Subsidiaries pursuant to the Agreement, or any action taken or not taken at the prior written request or direction of the Founder or Merger Sub, (ix) any failure by the Company and its Subsidiaries to meet any internal, external or published budgets, projections, forecasts or predictions of financial performance or results of operations for any period (it being understood that this clause (ix) shall not prevent a party from asserting that any change, event, occurrence or circumstance that may have contributed to such failure, and that is not otherwise excepted pursuant to this definition, independently constitutes or contributes to a Company Material Adverse Effect), or (x) any change in the market price, trading volume or credit rating of any of the Company’s securities; provided that the exception in this clause (x) shall not prevent or otherwise affect a determination that any change, event, occurrence or circumstance underlying such change, and that is not otherwise excepted pursuant to this definition, has resulted in or contributed to a Company Material Adverse Effect; provided that, with respect to clauses (i), (ii), (iii), (iv), (v) and (vi), any effects resulting from any change, event, occurrence or circumstance that have had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the oil and gas exploration, development and production industry may be considered (to the extent not otherwise excepted pursuant to this definition) for purposes of determining whether a Company Material Adverse Effect has occurred pursuant to this definition (but only to the extent of the incremental disproportionate effect thereof).

“Company Material Contract” means any Company Contract, arrangement, commitment or understanding that is filed as an exhibit to any Company SEC Document.

“Company Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended; (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Company Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Company Service Provider” means an employee, officer, director or independent contractor of the Company or any of its Subsidiaries that is a natural person.

“Company Subsidiary Securities” means: (i) shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company; (ii) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in such Subsidiary; (iii) warrants, calls, options or other rights to acquire from any Subsidiary of the Company, or other obligation of such Subsidiary to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in such Subsidiary; or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of any Subsidiary of the Company.

“Contract” means any legally binding contract, indenture, deed, note, bond, lease, license, commitment or other legally binding agreement, in each case including any amendments and other modifications thereto, but not including any purchase orders, invoices or sales quotes that do not contain material contractual terms.

“Debt Financing Sources” means the Persons that have entered into agreements to provide the Debt Financing and any arrangers or administrative agents in connection with the Debt Financing, together with their current and future Affiliates and their and such Affiliates’ officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents, Representatives, and funding sources of each of the foregoing, and their successors and assigns.

“Environmental Laws” means any Applicable Laws relating to human health and safety as it relates to exposure to Hazardous Substances, protection of the environment (including natural resources) or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, registrations, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws.

“Excluded Shares” means: (i) Shares which are to remain outstanding pursuant to Section 3.02(b); (ii) Shares which are to be canceled pursuant to Section 3.02(c); (iii) Dissenting Shares (as defined herein); or (iv) Shares underlying outstanding unvested Company RS Awards.

“Executive Officer” means any executive officer of the Company.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, state, tribal or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or NYSE or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Hazardous Substance” means any pollutant, contaminant, waste, substance or material regulated under Environmental Law, including any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, petroleum and its derivatives, by-products and other Hydrocarbons, per- and polyfluoroalkyl substances, asbestos, asbestos-containing materials and polychlorinated biphenyls.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Knowledge” means: (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(i) of the Company Disclosure Schedule; or (ii) with respect to Merger Sub, the actual knowledge of the individuals listed on Section 1.01(i) of the Merger Sub Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of such property or asset.

“Merger Sub Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by Merger Sub to the Company.

“Merger Sub Material Adverse Effect” means any change, event, occurrence or circumstance which, individually or in the aggregate, prevents, materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair, Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

“Oil and Gas Properties” means all interests in and rights with respect to (i) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (ii) all Wells located on or producing from such leases and properties.

“Oklahoma Law” means the General Corporation Act of the State of Oklahoma.

“Permitted Liens” means any (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Company’s balance sheet in accordance with GAAP, (ii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens and security deposits incurred in the ordinary course of business consistent with past practice, in each case, for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation that, in the aggregate, are not material in amount, (iv) easements, rights-of-way and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or use of the property subject thereto, (v) title exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company or any of its Subsidiaries issued by a title company and delivered or otherwise made available to Merger Sub, (vi) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any of its Subsidiaries, (vii) non-exclusive licenses of intellectual property granted by the Company or any of its Subsidiaries in the ordinary course of business, (viii) Liens expressly disclosed on the Company Balance Sheet (including the notes thereto), (ix) Liens granted to any lender in connection with any financing by Merger Sub (including the Debt Financing) of the transactions contemplated hereby, and (x) any other Liens that, individually or in the aggregate, would not be reasonably expected to materially detract from the value of any of the properties, rights, or assets of the business of the Company or any of its Subsidiaries or materially interfere with the use thereof as currently used by the Company or any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“SEC” means the Securities and Exchange Commission.

“Shareholder List Date” means the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated.

“Specified Person” means the Founder and any of the individuals listed in Section 1.01(ii) of the Company Disclosure Schedule.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at any time directly or indirectly owned by such Person; provided that, for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be considered a Subsidiary of Merger Sub and Merger Sub shall not be considered to be a Subsidiary of the Company.

“Tax” means: (i) any U.S. federal, state, local or non-U.S. tax, assessment, fee, abandoned or unclaimed property or escheat obligation, or other similar charge of any kind whatsoever (including withholding on amounts paid to or by any Person) imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax or enforcement of any law in relation to Tax, including any net or gross income, gross receipts, capital gains, capital stock, sales, use, ad valorem, value added, transfer, franchise, profits, estimated, alternative or add-on minimum, environmental, inventory, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property (real or personal) or estimated tax; and (ii) any interest, penalties or additional amounts imposed by any Governmental Authority in respect of any item described in clause (i) of this definition or in respect of the filing or failure to file any Tax Return.

“Tax Return” means any return, notice, form, declaration, report, estimated return, claim for refund, information return or statement filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment, and any amendment thereof.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Merger Sub or any of their respective Affiliates.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	7.03(b)(i)
Acceptance Time	2.01(e)
Adverse Recommendation Change	7.03(a)
Agreement	Preamble
Available Commitments	6.09
Available Sources	6.09
Average Crude Oil Price Condition	Annex I
Averaging Period	1.01(a)
Balance Sheet Date	5.10
Board of Directors	Recitals
Certificate of Merger	3.01(c)
Certificates	3.03(a)
Closing	3.01(a)
Company	Preamble
Company Common Stock	Recitals
Company Disclosure Documents	5.09(a)
Company Independent Petroleum Engineers	5.15(a)
Company Preferred Stock	5.05(a)
Company Recommendation	5.02(b)
Company Reserve Reports	5.15(a)
Company RS Awards	3.05
Company SEC Documents	5.07(a)
Company Securities	5.05(c)
Compensation Arrangement Approvals	7.04
Contribution	Recitals
Covenants Condition	Annex I
Debt Financing	7.07
D&O Insurance	8.02(c)
Dissenting Shares	3.04
Effective Time	3.01(c)
End Date	11.01(b)(i)
Evercore	2.02(a)
Evercore Opinion	5.21
Exchange Agent	3.03(a)
Expiration Time	2.01(c)
Financing	7.07
Founder	Preamble
Founder Family Rollover Shareholders	Recitals
Founder Family Rollover Shares	Recitals
Guarantee	Recitals
Indemnified Person	8.02(a)
Interim Covenant Exceptions	7.01
Intervening Event	7.03(b)(ii)
Merger	3.01(a)
Merger Consideration	3.02(a)

Term	Section
Merger Sub	Preamble
Offer	Recitals
Offer Commencement Date	2.01(a)
Offer Conditions	2.01(a)
Offer Documents	2.01(f)
Offer Price	Recitals
Payment Fund	3.03(a)
Replacement RSU Awards	3.05
Representations and Warranties Condition	Annex I
Representatives	7.03(a)
Required Amount	6.09
Rollover Shares	Recitals
Sarbanes-Oxley Act	5.07(d)
Schedule 13E-3	2.01(f)
Schedule 14D-9	2.02(a)
Schedule TO	2.01(f)
Shares	Recitals
Special Committee	Recitals
Special Committee Recommendation	Recitals
Special Committee Recommendation Condition	Annex I
Superior Proposal	7.03(b)
Support Agreement	Recitals
Surviving Corporation	3.01(a)
Taxing Authority	1.01(a)
Unaffiliated Shareholder Termination Dividend	11.03(a)
Uncertificated Shares	3.03(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed or referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that, with respect to any agreement or Contract listed on any schedules, all such amendments, modifications or supplements shall be deemed to be included to the extent such amendments, modifications or supplements are made available to Merger Sub or any Specified Person. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” means a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “or” shall be disjunctive but not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a thing extends and such phrase shall not simply mean “if.” The words “provided to”, “delivered” or “made available” and words of similar import refer to documents which were delivered in person or electronically to the other party or its representatives prior to the execution of this Agreement or posted to the data site maintained by the disclosing party or its representatives in connection with the transactions contemplated hereby (provided that, in the case of delivery via such data site, the other party had access to such documents in such data site and such documents were not removed from such data site prior to the execution hereof) and, for the avoidance of doubt, includes any documents filed or furnished by the disclosing party or its Subsidiaries with the SEC and publicly available on the SEC’s Electronic Data Gathering and Retrieval system as an exhibit after December 31, 2020 and prior to the date of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement.

ARTICLE 2

THE OFFER

Section 2.01 The Offer.

(a) Unless this Agreement shall have been terminated in accordance with Section 11.01, as promptly as practicable (but in no event later than 15 Business Days) after the date of this Agreement, Merger Sub shall commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer. Merger Sub and the Company shall coordinate on determining the date on which Merger Sub commences the Offer (the “Offer Commencement Date”) pursuant to the foregoing to be a date such that the Company is in a position to file the Schedule 14D-9 (as defined herein) on the Offer Commencement Date, concurrently with the filing of the Schedule TO (as defined herein) by Merger Sub. The Offer shall be subject only to the conditions set forth in Annex I (the “Offer Conditions”).

(b) Merger Sub expressly reserves the right to waive any of the Offer Conditions (in each case, other than the Special Committee Recommendation Condition, which is non-waivable and may not be amended or modified) and to make any change in the terms of or conditions to the Offer not inconsistent with this Agreement; provided that, without the prior written consent of the Company (which consent has been approved by the Special Committee), Merger Sub shall not:

(i) decrease the Offer Price;

(ii) change the amount or form of consideration to be paid in the Offer;

(iii) decrease the number of Shares subject to the Offer;

(iv) impose any condition to the Offer other than the Offer Conditions;

(v) terminate, accelerate, limit, extend or otherwise change (or make any other amendment that would have the effect of terminating, accelerating, limiting, extending or otherwise changing) the expiration date of the Offer in any manner except as required by the terms of Section 2.01(d); or

(vi) otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner that is, or would reasonably be expected to be, adverse to the holders of the Shares, other than holders of Rollover Shares.

(c) The Offer shall expire at one minute after 11:59 p.m. (New York City time) on the date that is 20 Business Days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) after the Offer Commencement Date (the “Expiration Time”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of this Agreement (in which case the term “Expiration Time” shall mean the earliest time and date that the Offer, as so extended, may expire).

(d) Notwithstanding anything to the contrary set forth in this Agreement, unless this Agreement shall have been terminated in accordance with Section 11.01: (i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by the rules and regulations of the NYSE or Applicable Law; and (ii) if, at the initial Expiration Time or any subsequent time as of which the Offer is scheduled to expire, any of the Offer Conditions has not been satisfied or waived (to the extent waivable), then Merger Sub shall extend (and re-extend) the Offer from time to time until all of the Offer Conditions have been satisfied or validly waived; provided that, Merger Sub shall not be required to extend the Offer beyond the End Date (as defined herein) unless it is not then permitted to terminate this Agreement pursuant to Section 11.01(b)(i), in which case, Merger Sub shall be required to extend the Offer beyond the End Date. No such individual extension of the Offer shall be for a period of more than ten Business Days without the prior written consent of the Company (which consent has been approved by the Special Committee), unless otherwise required pursuant to clause (i) of the immediately preceding sentence. The Offer may not be terminated prior to the Expiration Time unless this Agreement is validly terminated pursuant to Section 11.01. If this Agreement is validly terminated pursuant to Section 11.01, Merger Sub shall promptly (and in any event within 24 hours following such termination), irrevocably and unconditionally terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated by Merger Sub prior to the acceptance for payment and payment for the Shares tendered in the Offer, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with Applicable Law, all tendered Shares to the registered holders thereof.

(e) Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the Offer Conditions, Merger Sub shall accept for payment and pay for, or cause to be paid for, promptly (within the meaning of Rule 14e-1(c) of the 1934 Act and in any event within two Business Days) following the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer (the time at which Shares may be first accepted for payment under the Offer, the “Acceptance Time”).

(f) On the Offer Commencement Date, Merger Sub shall: (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits, the “Schedule TO”), which shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase, a form of letter of transmittal and a summary advertisement (collectively, together with any amendments or supplements, the “Offer Documents”); (ii) file with the SEC the Rule 13E-3 transaction statement on Schedule 13E-3 (including any amendments or supplements, the “Schedule 13E-3”); (iii) cause the Offer Documents and the Schedule 13E-3 to be disseminated to all holders of Shares as and to the extent required by the 1934 Act and all other Applicable Laws; and (iv) give telephonic notice of the information required by Rule 14d-3 promulgated under the 1934 Act, and mail by means of first class mail a copy of the Offer Documents, to the NYSE in accordance with Rule 14d-3(a) promulgated under the 1934 Act. Merger Sub agrees that it shall cause the Schedule TO to comply in all material respects with the 1934 Act and all other Applicable Laws. Each of the Company and Merger Sub agrees promptly to correct any information provided by it for use in the Offer Documents or the Schedule 13E-3 if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Merger Sub shall use its reasonable best efforts to cause the Offer Documents and the Schedule 13E-3 as so corrected to be filed with the SEC and the Offer Documents and Schedule 13E-3 as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities laws and any other Applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and the Schedule 13E-3 each time before any such document is filed with the SEC, and Merger Sub shall give reasonable and good-faith consideration to any comments made by the Company and its counsel. Merger Sub shall (A) respond promptly to any comments of the SEC or its staff with respect to the Offer Documents, the Schedule 13E-3 or the Offer and (B) provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Merger Sub or its counsel may receive from time to time from the SEC or its staff with respect to any Offer Document, the Schedule 13E-3 or the Offer promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Merger Sub to those comments and to provide comments on that response (to which reasonable and good-faith consideration shall be given), including by participating with Merger Sub or its counsel in any discussions or meetings with the SEC.

Section 2.02 Company Action.

(a) The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation (as defined herein), as it may be amended, modified or withdrawn. The Company shall, as promptly as reasonably practicable, furnish Merger Sub with a list of its shareholders and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and shall provide to Merger Sub such additional information (including updated lists of shareholders and lists of securities positions) and such other assistance as Merger Sub may reasonably request in connection with the Offer. The Company shall also include in a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements, the “Schedule 14D-9”), the Evercore Opinion rendered by Evercore Group L.L.C. (“Evercore”), financial advisor to the Special Committee, in its entirety, and a description of such opinion and any related financial analysis required to be disclosed by Applicable Law.

(b) On the Offer Commencement Date after the commencement of the Offer, as soon as practicable following the filing of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable United States federal securities laws and any other Applicable Law, the Schedule 14D-9 that, subject to Section 7.03(b), shall reflect the Company Recommendation and include the notice of appraisal required to be delivered by the Company under Section 1091.D of Oklahoma Law at the time the Company first files the Schedule 14D-9 with the SEC. The Company agrees that it shall use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the 1934 Act and all other Applicable Laws. The Board of Directors shall set the record date for the Company’s shareholders entitled to receive the notice of appraisal rights contemplated by Section 1091.D.2 of Oklahoma Law as the Shareholder List Date. Each of the Company and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities laws and any other Applicable Law. Merger Sub and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before any such document is filed with the SEC, and the Company shall give reasonable and good-faith consideration to any comments made by Merger Sub and its counsel. Except with respect to any amendments filed after an Adverse Recommendation Change (as defined herein) or in connection with any disclosures made in compliance with Section 7.03, the Company shall (A) respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9, (B) provide Merger Sub and its counsel with any comments or other communications, whether written or oral, that the Company and its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and give Merger Sub and its counsel a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good-faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

ARTICLE 3

THE MERGER

Section 3.01 The Merger.

(a) As soon as practicable following the Acceptance Time, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Oklahoma Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall be governed by and in accordance with Section 1081.H of Oklahoma Law.

(b) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place through electronic exchange of documents and signatures as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Merger Sub and the Company (with the prior written consent of the Special Committee) may mutually agree.

(c) At the Closing, the Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Oklahoma, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of Oklahoma Law. The Merger shall become effective at such date and time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Oklahoma (or at such later date and time as may be agreed in writing by Merger Sub and the Company (with the prior written consent of the Special Committee) and specified in the Certificate of Merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Oklahoma Law.

Section 3.02 Conversion of Shares.

(a) Each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares) shall, at the Effective Time by virtue of the Merger and without any further action on the part of Merger Sub or the Company or any shareholder of the Company, be converted into the right to receive the Offer Price, in cash, without interest, subject to any applicable withholding Taxes (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and shall thereafter represent only the right to receive the Merger Consideration.

(b) Each Founder Family Rollover Share held by a Founder Family Rollover Shareholder immediately prior to the Effective Time shall be converted into an identical number of newly issued shares of the Surviving Corporation having identical rights to the previously existing Shares held by such holder. Such shares of Surviving Corporation common stock shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

(c) Each Share (i) owned by the Company as treasury stock or (ii) owned by any wholly owned Subsidiary of the Company, including Shares irrevocably accepted by Merger Sub pursuant to the Offer, in each case, immediately prior to the Effective Time, shall be canceled, and no payment shall be made with respect thereto.

(d) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

Section 3.03 Surrender and Payment.

(a) Prior to the Effective Time, Merger Sub shall appoint (pursuant to an agreement in a form reasonably acceptable to the Special Committee) the Company’s transfer agent or another agent reasonably acceptable to the Special Committee (the “Exchange Agent”) for the purpose of making payments to the holders of Shares entitled to receive the Offer Price pursuant to Section 2.01 and exchanging the Merger Consideration as promptly as practicable after the Effective Time for (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). Prior to the Acceptance Time, Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of Shares validly tendered (and not validly withdrawn) pursuant to the Offer, cash in an amount sufficient to pay the aggregate Offer Price required to be paid pursuant to Section 2.01(e). Prior to the Effective Time, Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of Shares (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares (such cash, together with the amount deposited pursuant to the immediately preceding sentence, the “Payment Fund”). The Payment Fund shall not be used for any other purpose and, in the event that the Payment Fund shall at any time be insufficient to make the payments of the Offer Price or the Merger Consideration contemplated by this Agreement, the Surviving Corporation shall, or shall cause one of its Affiliates to, promptly deposit additional funds with the Exchange Agent in an amount sufficient to make such payments. Promptly, but in any event within two Business Days after the Effective Time, the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal (the form of which shall be reasonably acceptable to the Company) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration, subject, however to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the Shares in accordance with the terms of this Agreement prior to the Effective Time. No interest shall be paid or shall accrue on the cash payable upon surrender of any Shares.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any previously entitled Person.

Section 3.04 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Oklahoma Law (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist, and shall be entitled to only such consideration as shall be determined pursuant to Section 1091 of Oklahoma Law. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal in accordance with Oklahoma Law, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 3.07) and such Shares shall not be deemed to be Dissenting Shares. The Company shall give Merger Sub prompt notice of any demands received by the Company for appraisal of Shares, and Merger Sub shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Merger Sub, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. Prior to the Closing, Merger Sub shall not, except with the prior written consent of the Company (which consent shall have been approved by the Special Committee), require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.05 Company Restricted Stock Awards. At the Effective Time, each unvested restricted stock award under any Company Plan (a “Company RS Award”) that is outstanding immediately prior to the Effective Time shall be replaced with a restricted stock unit award covering the same number of shares of the Surviving Corporation as the number of shares of Company Common Stock covered by the Company RS Award immediately prior to the Effective Time (assuming that a share of the Surviving Corporation immediately following the Effective Time has the same value as a share of Company Common Stock immediately prior to the Effective Time) (each, a “Replacement RSU Award”) that provides the holder of such cancelled Company RS Award with the right to receive, upon vesting of such Replacement RSU Award, at the Surviving Corporation’s sole discretion, for each share of common stock of the Surviving Corporation covered by such Replacement RSU Award (i) a share of the Surviving Corporation, (ii) a cash amount having substantially equivalent value to the consideration described in clause (i) or (iii) a combination of cash and shares (including fractional shares) of the Surviving Corporation that, together, have substantially equivalent value to the consideration described in clause (i), in each case, together with any unpaid dividends accrued on such Company RS Award. The Surviving Corporation shall take all actions necessary to effectuate the actions contemplated by this Section 3.05.

Section 3.06 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any vesting of Company RS Awards outstanding as of the date of this Agreement, the Offer Price and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 3.07 Withholding Rights. Notwithstanding any provision in this Agreement to the contrary, each of the Exchange Agent, the Company, the Surviving Corporation and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to the Offer or this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law. If such amounts are so deducted or withheld and timely paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of the Offer or this Agreement, as applicable, as having been paid to such Person in respect of which the Exchange Agent, the Company, the Surviving Corporation or Merger Sub, as the case may be, made such deduction and withholding.

Section 3.08 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

ARTICLE 4

THE SURVIVING CORPORATION

Section 4.01 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with Oklahoma Law.

Section 4.02 Bylaws. At the Effective Time, the bylaws of the Company shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Oklahoma Law.

Section 4.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in any Company SEC Document filed after December 31, 2021 and prior to the date of this Agreement (but excluding any cautionary, predictive, non-specific or forward-looking in nature disclosures set forth in any “risk factors” section or any disclosures in any “forward-looking statements” section; it being understood that any factual information contained within such sections shall not be excluded), (ii) subject to Section 12.05, as set forth in the Company Disclosure Schedule or (iii) for any Contracts between the Company or any of its Subsidiaries, on the one hand, and Merger Sub, Founder or any of their respective Affiliates, on the other hand, the Company represents and warrants to Merger Sub that:

Section 5.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma and has all corporate powers required to carry on its business as now conducted, except for any failure to be so incorporated, existing and in good standing and any failure to have such powers as would not have, individually or in the aggregate, a Company Material Adverse Effect or that would prevent, impair or materially delay the Offer, the Merger or any of the other transactions contemplated hereby.

Section 5.02 Corporate Authorization.

(a) The execution, delivery and, assuming the transactions contemplated by this Agreement are consummated in accordance with Section 1081.H of Oklahoma Law, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) At a meeting duly called and held, the Board of Directors (upon the Special Committee Recommendation) has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company’s shareholders (other than the holders of Rollover Shares or an Affiliate thereof or of the Company), (ii) approved, adopted and declared advisable this Agreement and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the requirements of Oklahoma Law, (iii) resolved that this Agreement and the Merger shall be governed by Section 1081.H of Oklahoma Law and (iv) resolved, subject to Section 7.03, to recommend that the shareholders of the Company (other than the holders of Rollover Shares or an Affiliate thereof or of the Company) tender their Shares into the Offer (such recommendation, the “Company Recommendation”).

Section 5.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority, other than compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Schedule 14D-9, Offer Documents and Schedule 13E-3, the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, compliance with the rules and regulations of NYSE, and any other actions or filings (i) required solely by reason of the participation of Merger Sub (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect or that would prevent, impair or materially delay the Offer, the Merger or any of the other transactions contemplated hereby.

Section 5.04 Non-Contravention. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 5.03, the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation of the Company, (ii) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination or cancellation of any Company Material Contract, or (iv) result in the creation or imposition of any Lien (other than any Permitted Lien) on any asset of the Company or any of its Subsidiaries. The execution, delivery and performance by the Company of the Debt Financing does not and will not require any consent or other action by any Person under, constitute a default under, or cause or permit the termination or cancellation of the Company Credit Agreement.

Section 5.05 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000,000 Shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of October 12, 2022, there were (i) 357,633,808 outstanding Shares of Company Common Stock (excluding Company RS Awards), (ii) 5,385,920 outstanding Shares of Company Common Stock underlying Company RS Awards and 15,658,068 Shares of Company Common Stock reserved for issuance pursuant to the Company Plans and (iii) no outstanding shares of Company Preferred Stock. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares of Company Common Stock may vote.

(c) There are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or ownership interests in the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company; (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company; or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(d) None of the Company Securities are owned by any Subsidiary of the Company.

Section 5.06 Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, and has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien (other than any Permitted Liens). Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any material capital stock or other voting securities of, or ownership interests in, any Person.

Section 5.07 SEC Filings; Internal Control.

(a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (collectively, together with any exhibits and schedules and other information incorporated therein, the “Company SEC Documents”) within the three years prior to the date of this Agreement.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act. The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is made known to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management completed an evaluation of the effectiveness of the Company’s internal control over financial reporting in compliance with the applicable requirements of Section 404 of the Sarbanes-Oxley Act as of June 30, 2022; and such evaluation concluded that the Company’s internal control over financial reporting was effective as of such date. The Company has disclosed to Merger Sub as of the date of this Agreement (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case, that was disclosed to the Company’s auditors or the audit committee of the Board of Directors in connection with its most recent evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement.

(e) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

Section 5.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09 Disclosure Documents.

(a) Each Company SEC Document or document required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the transactions contemplated by this Agreement, including the Schedule 14D-9 to be filed with the SEC in connection with the Offer (collectively, together with any amendments or supplements, the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b) Any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment, and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The information with respect to the Company or any of its Subsidiaries that the Company supplies to Merger Sub specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, Schedule TO, Offer Documents and Schedule 13E-3 based upon information supplied by any Specified Person, Merger Sub or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.10 Absence of Certain Changes. Since June 30, 2022 (the “Balance Sheet Date”) through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects. Since the Balance Sheet Date, there has not occurred a Company Material Adverse Effect that is continuing.

Section 5.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date; or (iii) liabilities or obligations that would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent, impair or materially delay the Offer, the Merger or any of the other transactions contemplated hereby.

Section 5.12 Compliance with Laws and Court Orders. For the three years prior to the date of this Agreement, the Company and each of its Subsidiaries is and has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened in writing to be charged with or given notice of any violation of, any Applicable Law, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Offer, the Merger or any of the other transactions contemplated hereby.

Section 5.13 Litigation. As of the date of this Agreement, there is no action, suit or proceeding (or any basis therefor) pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or against any of their respective properties before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against the Company or any of its Subsidiaries, in each case except as would not have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Offer, the Merger or any of the other transactions contemplated hereby.

Section 5.14 Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business, free and clear of all Liens (other than Permitted Liens).

Section 5.15 Oil and Gas Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve reports prepared by Ryder Scott Company, L.P. (collectively, the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2021 (the

“Company Reserve Reports”) or (ii) reflected in the Company Reserve Reports or in the Company SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 7.01(f)), the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Liens (other than Permitted Liens). For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them): (i) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all applicable Production Burdens), not less than the net revenue interest share shown in the Company Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties; (ii) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Reports for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Company Reserve Reports for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties; and (iii) is free and clear of all Liens (other than Permitted Liens).

(b) Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Reports, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Reports was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Reports are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with applicable SEC guidelines applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid; (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid; and (iii) neither the Company nor any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the material Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated hereby.

Section 5.16 Taxes. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions of time for filing), and all such Tax Returns are correct and complete.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Taxing Authority all Taxes due and payable, except for Taxes being contested in good faith and for which adequate accruals or reserves have been established on the financial statements of the Company.

(c) As of the date of this Agreement, there is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax.

(d) There are no Liens (other than Permitted Liens) for Taxes (other than Taxes not yet due and payable or being contested in good faith, for which adequate accruals or reserves have been established on the Company’s financial statements in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or any analogous provision of applicable state, local or non-U.S. law.

(f) Each of the Company and its Subsidiaries has deducted, withheld and paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, supplier or other Third Party.

(g) In the three years prior to the date of this Agreement, no written claim has been made by any Taxing Authority in a jurisdiction in which each of the Company and each of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax that the Company or any of its Subsidiaries is or may be required to file such type of Tax Return (or pay such type of Tax) in such jurisdiction.

(h) Notwithstanding anything to the contrary in this Agreement, this Section 5.16 (Taxes) and Section 5.17 (Employee Benefit Plans) (to the extent specifically related to Taxes) contain the sole and exclusive representations and warranties of the Company in this Agreement regarding Tax matters, liabilities or obligations or compliance with Laws relating thereto.

Section 5.17 Employee Benefit Plans. No action, suit, audit, proceeding, claim (other than routine claims for benefits) or investigation, is pending against or involves or, to the Company’s Knowledge, is threatened against or threatened to involve any Company Plan before any arbitrator or any Governmental Authority, including the IRS or the Department of Labor, which would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.18 Environmental Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (a) no action, claim, suit, proceeding, review or, to the Company’s Knowledge, investigation, is pending or, to the Knowledge of the Company, threatened by any Governmental Authority relating to the Company or any of its Subsidiaries seeking to impose, or that is reasonably expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law; (b) the Company and its Subsidiaries are and have been in the three years prior to the date of this Agreement in compliance with all Environmental Laws, which compliance includes obtaining all Environmental Permits required for the business as currently operated and complying with the terms and conditions of all such Environmental Permits; and (c) the Company and its Subsidiaries have had no spill or other unauthorized release of Hazardous Substances at, under or from any of their real properties or, to the Knowledge of the Company, at, under or from any offsite third party real property where the Company transported or disposed, or arranged for the transport or disposal, of Hazardous Substances that would reasonably be expected to require remediation under Environmental Law.

Section 5.19 Material Contracts. Except for breaches, violations or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract (other than a Company Plan) is valid and in full force and effect, and (ii) neither the Company nor any of its Subsidiaries is in default under any Company Material Contract, and no condition exists that with notice or lapse of time or both would constitute a default of any such Company Material Contract.

Section 5.20 Finders’ Fees. Except for Evercore, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that would be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 5.21 Opinion of Financial Advisor. Prior to execution of this Agreement, the Special Committee has received the opinion of Evercore, financial advisor to the Special Committee, to the effect that, as of the date of and subject to the assumptions, qualifications and other matters set forth in such opinion, the Offer Price (whether paid pursuant to the Offer or as Merger Consideration pursuant to the Merger), is fair, from a financial point of view, to the holders of Shares (other than any holders of Rollover Shares or any Affiliate thereof or of the Company) (such opinion, the “Evercore Opinion”).

Section 5.22 Antitakeover Statutes. This Agreement, the Merger and the other transactions contemplated hereby are exempt from Section 1090.3 of Oklahoma Law. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.23 No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties expressly set out in Article 6, the Company agrees and acknowledges that neither Merger Sub nor any Person on behalf of Merger Sub makes, and that the Company is not relying on, any representation or warranty of any kind whatsoever, express or implied, with respect to Merger Sub or with respect to any other oral or written information provided or made available to the Company or any of its Affiliates or Representatives in connection with this Agreement, the Offer, the Merger or otherwise, including any estimates, projections, predictions or other forward-looking information, and that Merger Sub shall not have any liability to the Company or any of its Affiliates or Representatives resulting from the Company’s or any other Person’s reliance on any such information. The representations and warranties by Merger Sub set out in Article 6 constitute the sole and exclusive representations and warranties of Merger Sub in connection with the transactions contemplated hereby and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Merger Sub.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Subject to Section 12.05, except as set forth in the Merger Sub Disclosure Schedule, Merger Sub represents and warrants to the Company that:

Section 6.01 Corporate Existence and Power; Ownership of Shares. Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing (with respect to jurisdictions that recognize such concept) and any failure to have such powers as would not have, individually or in the aggregate, a Merger Sub Material Adverse Effect. Merger Sub has made available to the Company true and complete copies of the certificates of incorporation and bylaws of Merger Sub as currently in effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the Offer and the other transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and non-assessable and are owned by the Founder, free and clear of all Liens.

Section 6.02 Corporate Authorization. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby are within the corporate power of Merger Sub and have been duly authorized by all necessary corporate action on the part of Merger Sub. Merger Sub has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.03 Governmental Authorization. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Offer Documents, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma and appropriate documents with the relevant authorities of the other jurisdictions in which Merger Sub is qualified to do business and (c) any other actions or filings the absence of which would not have, individually or in the aggregate, a Merger Sub Material Adverse Effect.

Section 6.04 Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated by this Agreement do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Merger Sub, (b) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination or cancellation of any material agreement binding upon Merger Sub, or (d) result in the creation or imposition of any Lien on any asset of Merger Sub, with only such exceptions, in the case of each of clauses (b) through (d), as would not have, individually or in the aggregate, a Merger Sub Material Adverse Effect. The execution, delivery and performance by Merger Sub of the Debt Financing does not and will not require any consent or other action by any Person under, constitute a default under, or cause or permit the termination or cancellation of the Company Credit Agreement.

Section 6.05 Disclosure Documents. The information with respect to Merger Sub that it supplies to the Company specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule TO and the Schedule 13E-3, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing or the filing of any amendment or supplement, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 6.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO, the Schedule 13E-3, the Offer Documents or the Schedule 14D-9 based upon information supplied to Merger Sub by the Company or any of its representatives or advisors (other than any Specified Person) specifically for use or incorporation by reference therein.

Section 6.06 Litigation. As of the date of this Agreement, there is no action, suit or proceeding (or any basis therefor) pending against, or, to the Knowledge of Merger Sub, threatened against, Merger Sub, any Affiliate of Merger Sub, any Founder Family Rollover Shareholder, or any of their respective officers, directors, employees or any Person for whom Merger Sub, any Affiliate of Merger Sub or any Founder Family Rollover Shareholder may be liable or against any of their respective properties before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against Merger Sub, in each case except as would not have, individually or in the aggregate, a Merger Sub Material Adverse Effect.

Section 6.07 Guarantee. Merger Sub has furnished the Company with a duly executed, accurate and complete copy of the Guarantee. The Guarantee is in full force and effect. The Guarantee is (a) a legal, valid and binding obligation of the Founder, and (b) enforceable in accordance with its respective terms against the Founder, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). There is no breach or default under the Guarantee by the Founder, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by the Founder.

Section 6.08 Finders’ Fees. Except for Intrepid Partners, LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Merger Sub or its Affiliates that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 6.09 Financial Capability. Subject to the Company’s material compliance with its obligations pursuant to Section 7.02, Merger Sub will have at the Acceptance Time and at the Effective Time, sufficient funds to pay or cause to be paid an amount equal to the aggregate Offer Price and Merger Consideration contemplated by this Agreement and any fees and expenses payable by the Company and Merger Sub in connection with the transactions contemplated by this Agreement, including the Debt Financing (collectively, such amounts the “Required Amount”), and to perform the other obligations of Merger Sub contemplated by this Agreement. In no event shall the receipt or availability of funds or financing by the Company or Merger Sub be a condition to the Company’s and Merger Sub’s obligations hereunder. As of the date hereof, the sum of (a) the unrestricted cash of the Company, (b) the undrawn revolving loan commitment immediately available for borrowing by the Company (“Available Commitments”) pursuant to the Company Credit Agreement and (c) the “Guarantor Cap” (as defined in the Guarantee) (the sum of (a), (b) and (c), the “Available Sources”) equals an amount not less than the Required Amount.

Section 6.10 Ownership of Shares. As of the date hereof, each Founder Family Rollover Shareholder beneficially own the number of Shares set forth opposite such Founder Family Rollover Shareholder’s name on Schedule A to the Support Agreement.

Section 6.11 No Other Transactions. As of the date hereof, no Founder Family Rollover Shareholder is party to any Contract (other than this Agreement, the Support Agreement and the Guarantee) or commitment to enter into any Contract (i) with any member of the Company’s management or any of the Company’s officers or directors that relate in any way to the Offer, the Merger or the other transactions contemplated by this Agreement or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or the Merger Consideration.

Section 6.12 No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties expressly set out in Article 5, Merger Sub agrees and acknowledges that neither the Company nor any Person on behalf of the Company makes, and that Merger Sub is not relying on, any representation or warranty of any kind whatsoever, express or implied, with respect to the Company or any of its Subsidiaries or with respect to any other oral or written information provided or made available to Merger Sub or any of its Affiliates or Representatives in connection with this Agreement, the Offer, the Merger or otherwise, including any estimates, projections, predictions or other forward-looking information, and that the Company shall not have any liability to Merger Sub or any of its Affiliates or Representatives resulting from Merger Sub’s or any other Person’s reliance on any such information. The representations and warranties by the Company set out in Article 5 constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

ARTICLE 7

COVENANTS OF THE COMPANY

Section 7.01 Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article 11, except (a) as may be required by Applicable Law, (b) as may be agreed to in writing by Merger Sub (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly required or permitted pursuant to this Agreement, (d) as set forth in Section 7.01 of the Company Disclosure Schedule or (e) with respect to actions taken or omitted by, or at the specific direction of, any Specified Person taken at the direction of the Founder or with the Founder’s consent (the exceptions set forth in the foregoing clauses (a) – (e), the “Interim Covenant Exceptions”), the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to: (i) conduct its business in the ordinary course of business and preserve intact its present business organization; and (ii) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of the following sentence shall be deemed a breach of this sentence unless such action would constitute a breach of a provision of the following sentence. Without limiting the generality of the foregoing sentence, except pursuant to any Interim Covenant Exception, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article 11, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its or any of its Subsidiaries’ certificates of incorporation, bylaws or other similar organizational documents, other than (i) in immaterial respects and (ii) amendments to the governing documents of any wholly owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Offer, the Merger or the other transactions contemplated by this Agreement;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by or among any of its wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Plan;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares of Company Common Stock underlying Company RS Awards that are issued after the date of this Agreement as permitted under Section 7.01(j) or (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security, except as required by the terms of any Company Plan;

(d) incur any material capital expenditures or any obligations or liabilities in respect thereof not included in the budget as currently approved by the Board of Directors, other than in the ordinary course of business;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any business, division, corporation, partnership, or other business organization or division thereof, other than (i) in the ordinary course of business consistent with past practice and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $250 million individually or $500 million in the aggregate;

(f) sell or otherwise transfer any business, division, corporation, partnership, or other business organization or division thereof, other than (i) sales of equipment or assets in the ordinary course of business consistent with past practice or (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $250 million individually or $500 million in the aggregate;

(g) other than in connection with actions permitted by Section 7.01(d), make any loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances among the Company and any of its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company and capital contributions to or investments in its wholly owned Subsidiaries), other than: (i) in the ordinary course of business consistent with past practice; and (ii) loans, advances, capital contributions to, or investments in, Merger Sub in connection with consummating the Offer and the Merger;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than: (i) indebtedness or guarantees outstanding on the date of this Agreement or among the Company and any of its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company; (ii) indebtedness or guarantees incurred after the date of this Agreement in the ordinary course of business consistent with past practice or as necessary to finance working capital needs; and (iii) indebtedness or guarantees incurred in connection with the Debt Financing;

(i) settle any material lawsuit before a Governmental Authority, except for settlements (i) in the ordinary course of business or (ii) that involve monetary remedies with a value not in excess of $25 million (net of amounts covered by insurance or indemnification agreements with Third Parties) and that do not impose material equitable relief against the Company or any of its Subsidiaries;

(j) except as required by Applicable Law, under the terms of any Company Plan in effect on the date of this Agreement or in the ordinary course of business consistent with past practice: (i) grant any material severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any Executive Officer; (ii) increase materially the compensation or benefits provided to any current or former Executive Officer (other than increases in base compensation in the ordinary course of business); (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Executive Officer; or (iv) establish, adopt, enter into or amend in any material respect any Company Plan or collective bargaining agreement;

(k) change the Company’s methods of financial accounting, except as required by GAAP or in Regulation S-X of the 1934 Act;

(l) (i) other than in the ordinary course of business, enter into any material “closing agreement” described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. law), (ii) other than in the ordinary course of business, settle any material Tax claim, audit or assessment for an amount materially in excess of amounts reserved in the Company’s financial statements or (iii) seek any material written ruling from a Taxing Authority (it being agreed and understood that, notwithstanding any other provision, none of clauses (a) through (k) above nor clauses (m) through (n) below (other than clause (n) insofar as it relates to this clause (l)) shall apply with respect to Tax or Tax compliance matters);

(m) withdraw or modify, or permit the withdrawal or modification of, the Compensation Arrangement Approvals; or

(n) agree, resolve or commit to do any of the foregoing.

Section 7.02 Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, subject to Applicable Law, the Company shall (a) give Merger Sub and its Representatives (as defined herein), upon reasonable notice and request, reasonable access, during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Merger Sub and its Representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its Representatives to cooperate reasonably with Merger Sub in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 7.02 shall require the

Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information would violate any Applicable Law (including antitrust laws) or binding agreement entered into prior to the date of this Agreement or (ii) that is protected by attorney-client or similar privilege, to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts. Merger Sub shall, and shall cause its Representatives to, hold such information confidential, consistent with past practice prior to the Effective Time. No information or knowledge obtained in any investigation pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 7.03 No Solicitation; Other Offers.

(a) No-Shop. Except as permitted by this Section 7.03 and for actions taken or omitted by, or at the specific direction of, any Specified Person taken at the direction of the Founder or with the Founder’s consent, from the date of this Agreement until the Acceptance Time, neither the Company nor any of its Subsidiaries shall, and the Company and its subsidiaries shall cause their respective officers and directors not to, and shall not authorize its and their respective employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or other representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal; (ii) enter into, engage in or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that has made or is seeking to make an Acquisition Proposal, in each case relating to an Acquisition Proposal (other than to refer them to the terms of this Agreement that prohibit such discussions); (iii) enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other definitive agreement relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement); (iv) fail to include the Company Recommendation or the Special Committee Recommendation in the Schedule 14d-9; (v) withdraw or modify in a manner adverse to Merger Sub, or propose publicly to withdraw or modify the Company Recommendation or the Special Committee Recommendation; or (vi) recommend any Acquisition Proposal (any of the foregoing in clauses (iv) through (vi), an “Adverse Recommendation Change”).

(b) Exceptions. Notwithstanding anything contained in this Agreement to the contrary, at any time prior to the Acceptance Time:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (x) contact any Third Party that has made an Acquisition Proposal that was not solicited in material breach of this Section 7.03 to clarify the terms thereof, and (y) engage in negotiations or discussions with any Third Party and its Representatives that has made a bona fide Acquisition Proposal that was not solicited in material breach of this Section 7.03 that the Special Committee determines in good faith constitutes or could lead to a Superior Proposal (as defined herein) and furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party (it being understood and agreed that such confidentiality agreement need not contain a standstill provision) (an “Acceptable Confidentiality Agreement”); provided that, to the extent that any material non-public information relating to the Company or its Subsidiaries is provided to any such Third Party which was not previously provided to or made available to Merger Sub, such material non-public information or access is provided or made available to Merger Sub promptly (and in any event within 48 hours) thereafter; and

(ii) subject to compliance with Section 7.03(c) and Section 7.03(d), the Special Committee may (x) make an Adverse Recommendation Change in response to a material fact, event, change or development in circumstances arising after the date hereof that was not known or reasonably foreseeable to the Special Committee as of the date hereof and does not involve or relate to an Acquisition Proposal (an “Intervening Event”) (it being understood that in no event shall any of the following constitute or contribute to an Intervening Event: (A) changes in the market price or trading volume of the Shares, in and of itself (however the underlying reasons for such changes may constitute an Intervening Event), (B) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal), (C) changes in the Company’s reserves estimates (including categorization thereof) or production volumes as compared to expected, forecasted or previously estimated amounts or (D) changes in the value of any land or any real property interest, regardless of whether owned by the Company or any other Person; provided, that the facts, events, changes or developments in circumstances giving rise to or contributing to any such change may constitute an Intervening Event; provided, further, that the determination of whether an Intervening Event has occurred as a result of an increase in crude oil prices shall be based solely on a material increase in long term crude oil price expectations determined with reference to expected prices over a period not shorter than that utilized in calculating the Average Crude Oil Price or (y) terminate this Agreement pursuant to Section 11.01(d)(iv) in connection with the receipt of a Superior Proposal that was not solicited in material breach of this Section 7.03;

in each case referred to in the foregoing clauses (i) and (ii), only if the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. In addition, nothing contained herein shall prevent the Company, the Special Committee or the Board of Directors (or any committee thereof) from: (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided that neither the Company nor the Special Committee may recommend any Acquisition Proposal unless permitted by this Section 7.03); (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act; or (iii) informing such Third Party of the restrictions imposed by this Section 7.03.

(c) Required Notices. The Company shall not take any of the actions referred to in Section 7.03(b)(i) or Section 7.03(b)(ii) unless the Company shall have delivered to Merger Sub a prior written notice advising Merger Sub that it intends to take such action. In addition, the Company shall notify Merger Sub promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any bona fide written Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has notified the Company that it is considering making, or has made, an Acquisition Proposal or any Third Party that has made such request for the purpose of facilitating the submission of an Acquisition Proposal, and shall provide copies of any written materials submitted to the Company by any Third Party that describe the terms or conditions of any Acquisition Proposal and keep Merger Sub reasonably informed of the status and material terms and conditions of any Acquisition Proposal.

(d) Last Look. Neither the Board of Directors nor the Special Committee shall take any of the actions referred to in Section 7.03(b)(ii) unless the Company shall have notified Merger Sub, in writing and at least four Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change pursuant to Section 7.03(b)(ii) or termination of this Agreement pursuant to Section 11.01(d)(iv), as applicable, and Merger Sub shall not have made, within three Business Days after receipt of such written notification, an offer to amend the terms of this Agreement that the Special Committee determines in good faith, after consultation with the Special Committee’s financial advisor, obviates the need to effect the Adverse Recommendation Change or termination of this Agreement.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal (but substituting “100%” for all references to “15%” or “30%”, as applicable, in the definition of such term) that the Special Committee determines in good faith, after consultation with the Special Committee’s financial advisor, is on terms that are more favorable from a financial point of view to the Company’s shareholders (other than the Founder Family Rollover Shareholders) (taking into account any offer by Merger Sub to amend the terms of this Agreement pursuant to Section 7.03(d)).

Section 7.04 Compensation Arrangements. Prior to the Acceptance Time, an appropriate committee of the Board of Directors or the Board of Directors directly shall, to the extent not previously taken, take all actions necessary to approve or ratify (the “Compensation Arrangement Approvals”) all payments or benefits that have been, or are to be, made or granted pursuant to employment compensation, severance and other employee benefit arrangements of the Company and its Subsidiaries, including the Company Plans as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) promulgated under the 1934 Act for the purpose of satisfying the requirements of the non-exclusive safe harbor with respect to such arrangements in accordance with Rule 14d-10(d)(2) promulgated under the 1934 Act.

Section 7.05 Stock Exchange Delisting; 1934 Act Deregistration. Prior to the Effective Time, the Company and Merger Sub shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Shares from NYSE and the deregistration of the Shares under the 1934 Act as promptly as practicable after the Effective Time.

Section 7.06 Shareholder Litigation. From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article 11, the Company shall as promptly as reasonably practicable advise Merger Sub in writing of any claim, action, suit or proceeding (including derivative claims) commenced or, to the Knowledge of the Company, threatened against the Company and/or its directors or Executive Officers relating to this Agreement, the Offer, the Merger and/or the other transactions contemplated hereby and shall keep Merger Sub promptly and reasonably informed regarding any such claim, action, suit or proceeding. The Company shall give Merger Sub the opportunity to participate in the defense or settlement of any such claim, action, suit or proceeding and shall give due consideration to Merger Sub’s views with respect thereto. The Company shall not agree to any settlement of any such claim, action, suit or proceeding without Merger Sub’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.07 Financing Cooperation. From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article 11, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, provide Merger Sub such cooperation as may be reasonably requested by Merger Sub with respect to the debt financing transactions intended to be pursued by the Company in order to generate proceeds that, together with (i) the unrestricted cash of the Company and (ii) borrowings by the Company under the Company Credit Agreement are sufficient to pay the Required Amount (any revolver borrowing and such other debt financing, the “Debt Financing”). Such cooperation shall include using reasonable best efforts to:

(a) make appropriate officers reasonably available, with appropriate advance notice and at times and locations reasonably acceptable to the Company and any applicable Debt Financing Source for participation in a reasonable number of bank meetings, road shows, due diligence sessions and reasonable assistance in the preparation thereof, in each case, in connection with customary marketing efforts of Merger Sub and/or the Company for all or any portion of the Debt Financing;

(b) furnish Merger Sub and the Debt Financing Sources with copies of such historical financial data with respect to the Company and its Subsidiaries as is reasonably requested by Merger Sub or any Financing Source and is customarily required for the arrangement and syndication of financings;

(c) assist with the preparation of appropriate and customary materials relating to the Company and its Subsidiaries for rating agency presentations, offering documents, bank information memoranda and similar documents reasonably required in connection with the Debt Financing;

(d) provide reasonable and customary authorization letters to the Debt Financing Sources authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders subject to customary confidentiality provisions;

(e) cooperate with Merger Sub to satisfy the conditions precedent to the Debt Financing to the extent within the control of the Company and its Affiliates; and

(f) provide Merger Sub and the Debt Financing Sources promptly, and in any event, where possible, at least five Business Days prior to the Closing, with all documentation and other information that any Financing Source has requested in writing and that such Financing Source has reasonably determined is required by regulatory authorities under applicable “know your customer”, anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act, and beneficial ownership information.

Section 7.08 Dividends. From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article 11, the Company will not declare or pay any dividends to holders of Shares.

ARTICLE 8

COVENANTS OF MERGER SUB

Section 8.01 Obligations of Merger Sub. From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article 11, and except as may otherwise be required by Applicable Law, Merger Sub agrees that it shall not and shall cause its Affiliates not to, directly or indirectly, take any action which would or would reasonably be expected to, materially adversely affect, materially delay or materially impair the ability of Merger Sub to consummate the Merger or obtain any approvals of any Governmental Authority necessary for the consummation of the transactions contemplated hereby.

Section 8.02 Director and Officer Liability. The Surviving Corporation hereby agrees as follows:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former directors, officers, employees, trustees, members, fiduciaries and agents of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, together with such Person’s heirs, executors or administrators, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including advancing attorneys’ fees and expenses or other necessary expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Applicable Law; provided that such advance may be conditioned upon the Surviving Corporation’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 8.02(a)), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by Oklahoma Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement, provided that all rights to indemnification in respect of any claim made within such period shall continue until the disposition of the applicable action or resolution of the applicable claim.

(b) From and after the Effective Time, and until the date that is six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect provisions in its and its Subsidiaries’ certificates of incorporation and bylaws and other organizational documents (or in such documents of any successor to the business of each of the foregoing) regarding limitation of liability of directors, indemnification of directors, officers and employees and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company shall purchase a “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (collectively, “D&O Insurance”) with respect to matters arising on or before the Effective Time, with a term of not less than six years after the Effective Time, in each case with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance in effect as of the date of this Agreement.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.02.

(e) The rights of each Indemnified Person under this Section 8.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries, under Oklahoma Law or any other Applicable Law or under any agreement of any Indemnified Person with Merger Sub, any of Merger Sub’s Affiliates, the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and their successors, assigns and heirs, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Person may have by Contract or otherwise. This Section 8.02 may not be amended, altered, or repealed after the Acceptance Time in any manner so as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Person.

ARTICLE 9

COVENANTS OF MERGER SUB AND THE COMPANY

Section 9.01 Regulatory Undertakings. Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 7.03), the Company and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable (in each case, to the extent within such party’s control) under Applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event prior to the End Date), including (a) preparing and filing (and Merger Sub shall cause its applicable Affiliates to prepare and file) as promptly as practicable with any Governmental Authority, or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any filings requested or recommended by any Governmental Authority pursuant to its regulations) and (b) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

Section 9.02 Certain Filings. The Company and Merger Sub shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, Offer Documents and Schedule 13E-3, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents, Offer Documents and Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers. Each of the Company and Merger Sub shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company or any of its Subsidiaries or Merger Sub, to the SEC or NYSE in connection with the Company Disclosure Documents, Offer Documents and Schedule 13E-3. Merger Sub and the Company shall each advise the other party promptly of any material communication received by such party or any of its Affiliates from any Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated hereby (and in the case of any such material communications received by Merger Sub or any such understandings, undertakings or agreements (oral or written) Merger Sub proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated hereby, Merger Sub shall advise the Special Committee). Merger Sub and the Company shall each consult with the other in advance of any material meetings with any Governmental Authority regarding any of the transactions contemplated hereby (and in the case of any material meetings between Merger Sub and any Governmental Authority, Merger Sub shall consult with the Special Committee). If, at any time prior to the Effective Time, any information relating to the Company or Merger Sub, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Merger Sub that should be set forth in an amendment or supplement to the Company Disclosure Documents, Offer Documents or Schedule 13E-3, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the shareholders of the Company.

Section 9.03 Public Announcements. Merger Sub and the Company shall consult with each other before issuing any press release, scheduling any press conference or conference call with investors or analysts, or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, schedule any such press conference or conference call or make any such other public statement before such consultation. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in the press release or public statement with respect to which the other party had been consulted.

Section 9.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.05 Merger Without Meeting of Shareholders. The parties shall take all necessary and appropriate action to cause the Merger to be effective without a meeting of shareholders of the Company in accordance with Section 1081.H of Oklahoma Law as soon as practicable following the Acceptance Time. The parties agree to take all necessary and appropriate action to cause the Shares accepted for payment pursuant to the Offer to be transferred to (and registered in the name of) Merger Sub as soon as practicable after the Acceptance Time and prior to the Effective Time.

Section 9.06 Section 16 Matters. Prior to the Effective Time, each party shall take all such steps (to the extent permitted under Applicable Law) as are reasonably necessary to cause any disposition of Shares of Company Common Stock that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement (including derivative securities of such Shares of Company Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 9.07 Notices of Certain Events. From and after the date of this Agreement, each of the Company and Merger Sub shall promptly notify the other of any of the following: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (c) any actions, suits, claims, proceedings or, to its Knowledge, investigations commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Merger Sub, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement, and (d) any failure of that party to perform in all material respects any of its obligations under this Agreement that is reasonably likely to cause an Offer Condition not to be satisfied by it hereunder; provided that (i) the delivery of any notice pursuant to this Section 9.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and (ii) the failure to deliver any notice pursuant to this Section 9.07 shall not constitute a breach of this Agreement.

Section 9.08 Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 9.09 Financing.

(a) The Company shall and shall cause each of its Subsidiaries to, and Merger Sub shall, take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Required Amounts at the Acceptance Time and at the Effective Time.

(b) Neither the Company nor Merger Sub shall take any action or fail to take any action, in each case, that would cause the Available Sources at the Effective Time to be less than the Required Amount. Without limiting the generality of the foregoing, during such period, neither the Company nor Merger Sub shall agree to any amendment, supplement or other modification or replacement of, or any termination of, the Company Credit Agreement without the prior written consent of the Special Committee if such amendment, supplement, modification, replacement, or termination would (i) reasonably be expected to delay or prevent the Closing, (ii) reduce the aggregate amount of the Available Commitments to an amount that is less (when taken together with the other Available Sources) than the Required Amount, (iii) impose new or additional conditions or expand or amend existing conditions to borrowings under the Company Credit Agreement, in each case, in a manner that would reasonably be expected to adversely impact in any material respect the ability of the Company to borrow under the Company Credit Agreement at or prior to the Acceptance Time, or (iv) reasonably be expected to adversely impact in any material respect the ability of the Company to enforce its rights against the other parties to the Company Credit Agreement. The Company shall, and shall cause its subsidiaries to, comply with the Company Credit Agreement such that there is no Default (as defined therein) prior to and at the Acceptance Time.

ARTICLE 10

CONDITIONS TO THE MERGER

Section 10.01 Conditions to the Obligations of Each Party. The obligations of the Company and Merger Sub to consummate the Merger are subject to the satisfaction (or to the extent permissible under Applicable Law, waiver) of the following conditions:

(a) no injunction or other order issued by a court of competent jurisdiction or any Applicable Law shall have been issued or enacted that prohibits or makes illegal the consummation of the Merger; and

(b) Merger Sub shall have accepted for payment the Shares validly tendered pursuant to the Offer and not withdrawn.

ARTICLE 11

TERMINATION

Section 11.01 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written agreement of the Company (provided that such termination has been approved by the Special Committee) and Merger Sub;

(b) by either the Company (provided that such termination has been approved by the Special Committee) or Merger Sub, upon written notice to the other party, if:

(i) the Acceptance Time shall not have occurred on or before 5:00 p.m. (New York City time) on December 31, 2022 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement is the primary cause of the failure of the Offer to be consummated by the End Date; or

(ii) prior to the Acceptance Time, any injunction or other order is issued by a court of competent jurisdiction that has become final and non-appealable or any Applicable Law is issued, enacted or enforced, that (A) makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or (B) permanently enjoins Merger Sub from consummating the Offer or the Merger; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement is the primary cause of the existence of any fact or occurrence described in either of the foregoing clauses (A) and (B);

(c) by Merger Sub if, prior to the Acceptance Time:

(i) an Adverse Recommendation Change shall have occurred (provided that any written notice delivered by the Special Committee or the Company to Merger Sub pursuant to Section 7.03(b) stating the Special Committee’s intention to make an Adverse Recommendation Change in advance thereof shall not, in and of itself, result in Merger Sub having a termination right pursuant to this Section 11.01(c)(i)); or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the Representations and Warranties Condition or the Covenants Condition, as applicable, not to be satisfied and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, the Company does not cure such breach or failure within 30 days after receipt by the Special Committee and the Company of written notice from Merger Sub of such breach or failure; provided that Merger Sub shall not be entitled to terminate this Agreement pursuant to this Section 11.01(c)(ii) at any time that Merger Sub is in material breach of any of its representations, warranties, obligations or agreements under this Agreement;

(d) by the Company (provided that such termination has been approved by the Special Committee),

(i) if Merger Sub shall have (A) failed to commence the Offer within five Business Days of the latest date on which the Offer was required to be commenced hereunder, (B) terminated the Offer in breach of the terms of this Agreement or (C) made any change to the Offer in material breach of its obligations under Section 2.01; provided that the Company shall not have the right to terminate this Agreement pursuant to clause (A) of this Section 11.01(d)(i) if the Company’s breach of any provision of this Agreement is the primary cause of the failure of Merger Sub to timely commence the Offer;

(ii) if (A) all of the Offer Conditions and the conditions set forth in Section 10.01(a) (other than any conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, each of which would be, as of the date of notice referenced in clause (C) below, satisfied if the Acceptance Time and the Closing were to occur on such date) have been satisfied, (B) Merger Sub, following the Expiration Time and in violation of the terms of this Agreement, fails to accept for purchase Shares validly tendered (and not validly withdrawn) in accordance with the terms of this Agreement, (C) the Company has provided written notice to Merger Sub (and the Company shall not have delivered written notice (which notice shall require the prior written approval of the Special Committee) purporting to revoke such notice (which revocation notice shall require the prior written approval of the Special Committee)) (1) that all of the Offer Conditions and the conditions set forth in Section 10.01(a) (other than any conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, each of which would be, as of the date of such notice, satisfied if the Acceptance Time and the Closing were to occur on the date of such notice) have been satisfied, (2) of the Company’s intention to terminate this Agreement pursuant to this Section 11.01(d)(ii) if Merger Sub fails to accept for purchase Shares validly tendered (and not validly withdrawn) in accordance with Section 2.01(e) and (3) that the Company is ready, willing and able to consummate the Closing on such date of notice and at all times during the two Business Day period immediately thereafter and (D) Merger Sub fails to accept for purchase Shares validly tendered (and not validly withdrawn) in accordance with Section 2.01(e) and consummate the Closing within two Business Days following the date of receipt of such written notice; or

(iii) if, prior to the Acceptance Time, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Merger Sub set forth in this Agreement shall have occurred that would reasonably be expected to prevent Merger Sub from consummating the Offer or the Merger and such breach or failure is incapable of being cured by the End Date or, if capable of being cured by the End Date, Merger Sub does not cure such breach or failure within 30 days after receipt by Merger Sub from the Company of written notice of such breach or failure; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 11.01(d) at any time that the Company is in material breach of any of its representations, warranties, obligations or agreements under this Agreement; or

(iv) in connection with the receipt of a Superior Proposal as permitted by Section 7.03(b), provided that the Company has complied in all material respects with Section 7.03 in connection with such Superior Proposal.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

Section 11.02 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties; provided that the Company shall not be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any of its covenants under this Agreement. The provisions of this Section 11.02, Section 7.02 (last sentence only), Section 11.03 and Article 12 shall survive any termination hereof pursuant to Section 11.01.

Section 11.03 Special Termination Dividend.

(a) If this Agreement is terminated pursuant to Section 11.01(d)(i), Section 11.01(d)(ii) or Section 11.01(d)(iii), or by either Merger Sub or the Company pursuant to Section 11.01(b)(i) and at such time the Company could have terminated this Agreement pursuant to Section 11.01(d)(i), Section 11.01(d)(ii) or Section 11.01(d)(iii), then, unless prohibited by Section 1052 of Oklahoma Law (and in that event, solely to the extent and solely for so long as so prohibited), the Board of Directors shall, within three Business Days of such termination, declare and fix a record date for a cash dividend (the “Unaffiliated Shareholder Termination Dividend”) to be paid no later than 30 Business Days following such declaration date to holders of Shares in an amount per Share equal to the quotient obtained by dividing (i) $250,000,000 by (ii) the number of Shares (other than Rollover Shares held by the Founder Family Rollover Shareholders) issued and outstanding as of the date of such termination.

(b) For the avoidance of doubt, the Unaffiliated Shareholder Termination Dividend shall be payable only once with respect to Section 11.03(a), and not in duplication, even though such payment may be required under one or more provisions of this Agreement. In the event that the Company declares and pays the Unaffiliated Shareholder Termination Dividend in full pursuant to Section 11.03(a), notwithstanding anything else herein to the contrary, the payment in full of the Unaffiliated Shareholder Termination Dividend shall be the sole and exclusive remedy of the Company, its shareholders, Affiliates of the Company and Representatives of the Company for any and all losses or damages suffered or incurred by the Company, its shareholders, Affiliates of the Company and Representatives of the Company in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and, none of Merger Sub, the Guarantor, the Founder Family Rollover Shareholders or their Affiliates or Representatives shall have any further liability, whether pursuant to a claim at law or in equity, to the Company, its shareholders, Affiliates of the Company and Representatives of the Company in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company, its shareholders, Affiliates of the Company and Representatives of the Company shall be entitled to bring or maintain any action, suit or proceeding against Merger Sub, the Guarantor, the Founder Family Rollover Shareholders or their Affiliates or Representatives for damages or any equitable relief arising out of or in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination.

(c) The Parties acknowledge and agree that the payment of the Unaffiliated Shareholder Termination Dividend is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate the Company and its shareholders (other than the Founder Family Rollover Shareholders), as applicable, in the circumstances in which it is payable under this Section 11.03, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email transmission) and shall be given,

if to Merger Sub, to:

Omega Acquisition, Inc.

P.O. Box 1295

Oklahoma City, Oklahoma

Attention: Debra Richards

Email:       deb@hamm-capital.com

with copies, which shall not constitute notice, to:

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: David P. Oelman

                 Michael S. Telle

                 Stephen M. Gill

Email:      doelman@velaw.com

                 mtelle@velaw.com

                 sgill@velaw.com

if to the Company, to:

Continental Resources, Inc.

20 N. Broadway

Oklahoma City, Oklahoma 73102

Attention: James R. Webb

Email:       Jim.Webb@clr.com

with copies, which shall not constitute notice, to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David A. Katz

                  Zachary S. Podolsky

Email:       DAKatz@wlrk.com

                  ZSPodolsky@wlrk.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.02 Survival. The representations, warranties, covenants and other agreements contained in this Agreement and in any certificate or other writing delivered pursuant to this Agreement shall not survive the Acceptance Time; provided that this Section 12.02 shall not limit any covenant or other agreement contained in this Agreement or in any other writing delivered pursuant hereto or in connection herewith that by its terms applies in whole or in part after the Acceptance Time.

Section 12.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) any such amendment accepted or waiver given by the Company shall be at the direction of and approved by the Special Committee, (ii) after the Acceptance Time, no amendment shall be made that decreases the amount, or changes the form of, the Offer Price or the Merger Consideration or that would adversely affect the rights of the holders of the Company Common Stock, other than the holders of Rollover Shares in connection with the Merger and (iii) following the Contribution, no such amendment or waiver shall be made without first obtaining the written approval of Founder.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation shall pay, or cause to be paid, all documentary, sales, use, real property transfer, registration, value added, transfer, stamp, recording and similar Taxes imposed directly as a result of the Merger, and shall file all related Tax Returns, regardless of who may be liable under Applicable Law.

Section 12.05 Disclosure Schedules. The parties agree that any reference in a particular Section of either the Company Disclosure Schedule or the Merger Sub Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of the relevant party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be reasonably apparent on its face. Disclosure of any fact or item in any Schedule to the Agreement (A) shall not be considered an admission by the disclosing party that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in, as applicable, a Merger Sub Material Adverse Effect or a Company Material Adverse Effect, or that such item or fact will in fact exceed any applicable threshold limitation set forth in the Agreement and (B) shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including but not limited to any intellectual property rights) or any law, regulation, order, judgment or decree of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under the Agreement.

Section 12.06 Binding Effect; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party, except that Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time (so long as such assignment would not delay in any material respect the receipt of any required regulatory approval) and (ii) after the Effective Time, any Person; provided that such transfer or assignment shall not relieve Merger Sub of its obligations hereunder or prejudice the rights of shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer or Shares converted into cash pursuant to the Merger or the rights of the RS Award holders pursuant to Section 3.05 to receive consideration in connection with to the Merger, enlarge, alter or change any obligation of any other party or due to Merger Sub or be reasonably likely to impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 12.07 Governing Law. This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without regard to Oklahoma’s conflicts of law rules.

Section 12.08 Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in any state or federal court located in Oklahoma County in the State of Oklahoma, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties (including in .pdf format). Until and unless each party has received a counterpart signed by each other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11 Entire Agreement. This Agreement, the attached Annexes and Exhibits, the Company Disclosure Schedule, the Merger Sub Disclosure Schedule, the Support Agreement and the Guarantee constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, subject to Section 11.03, the parties agree that, prior to the termination of this Agreement pursuant to Section 11.01, the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 12.08, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy).

(b) Notwithstanding Section 12.13(a) or anything else to the contrary in this Agreement, the Company shall be entitled to enforce specifically Merger Sub’s obligations to consummate the Offer and the Merger, including causing Merger Sub to enforce the terms of the Guarantee by a decree of specific performance if, and only if, (i) all of the Offer Conditions and the conditions set forth in Section 10.01(a) (other than any conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, each of which would be, as of the date of notice referenced in clause (iii) of this Section 12.13(b), satisfied if the Acceptance Time and the Closing were to occur on such date) have been satisfied, (ii) Merger Sub, following the Expiration Time and in violation of the terms of this Agreement, fails to accept for purchase Shares validly tendered (and not validly withdrawn) in accordance with the terms of this Agreement, (iii) the Company has provided written notice to Merger Sub (and the Company shall not have delivered written notice (which notice shall require the prior written approval of the Special Committee) purporting to revoke such notice (which revocation notice shall require the prior written approval of the Special Committee)) (A) that all of the Offer Conditions and the conditions set forth in Section 10.01(a) (other than any conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, each of which would be, as of the date of such notice, satisfied if the Acceptance Time and the Closing were to occur on the date of such notice) have been satisfied and (B) that the Company is ready, willing and able to consummate the Closing on such date of notice and at all times during the two Business Day period immediately thereafter, (iv) the sum of the Available Sources as of the date of the notice referenced in clause (ii) of this Section 12.13(b) equals or exceeds the Required Amount, and (v) Merger Sub fails to accept for purchase Shares validly tendered (and not validly withdrawn) in accordance with Section 2.01(e) and consummate the Closing within two Business Days following the date of receipt of such written notice. For the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive a grant of specific performance with respect to the consummation of the Offer or the Merger if the Unaffiliated Shareholder Termination Dividend is paid in full.

Section 12.14 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except: (i) that the Indemnified Persons (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.02; (ii) Founder is an intended third-party beneficiary of, and may enforce, all rights of Merger Sub under this Agreement as of and following the Contribution; (iii) the Guarantor and each Founder Family Rollover Shareholder is an intended third-party beneficiary of, and may enforce, Section 11.03(b), Section 11.03(c) and Section 12.13(b); and (iv) prior to the Effective Time (including, for the avoidance of doubt, following termination of this Agreement with respect to surviving obligations of the Company (including pursuant to Section 11.03)), and, from and after the Effective Time, with respect to the right of the holders of Shares to receive the Offer Price, on the terms and subject to the conditions set forth in Article 2, and the Merger Consideration, on the terms and subject to the conditions set forth in Article 3, the Special Committee is an intended third-party beneficiary of, and may enforce all rights of the Company (and cause the Company to fulfill its obligations) under this Agreement.

Section 12.15 Special Committee Approval. Notwithstanding anything to the contrary set forth in this Agreement, until the Effective Time, (i) the Company may take the following actions only with the prior approval of, and shall take any such action if directed to do so by, the Special Committee: (a) amending, restating, modifying or otherwise changing any provision of this Agreement, the Support Agreement or the Guarantee; (b) waiving any right under this Agreement, the Support Agreement or the Guarantee or extending the time for the performance of any obligation of Merger Sub hereunder or any other party under the Support Agreement or the Guarantee; (c) terminating this Agreement, the Support Agreement or the Guarantee; (d) taking any action under this Agreement, the Support Agreement or the Guarantee that expressly requires the approval of the Special Committee; (e) making any decision or determination, or taking any action under or with respect to this Agreement, the Support Agreement or the Guarantee that would reasonably be expected to be, or is required to be, approved, authorized, ratified or adopted by the Board of Directors; and (f) agreeing to do any of the foregoing and (ii) no decision or determination shall be made, or action taken, by the Board of Directors under or with respect to this Agreement, the Support Agreement or the Guarantee without first obtaining the approval of the Special Committee. In the event the Special Committee ceases to exist, any consents, determinations, actions or other rights or obligations afforded to the Special Committee shall be afforded to a majority of the remaining independent and disinterested members of the Board of the Directors.

Section 12.16 Effect of Breach of Specified Persons. Notwithstanding anything in this Agreement to the contrary, to the extent any actions or omissions of any Specified Person taken at the direction of the Founder or with the Founder’s consent, or any actions or omissions of other persons taken at the direction or with the consent of any Specified Person, would constitute a breach by the Company of a covenant or agreement contained in this Agreement, the Support Agreement or the Guarantee, or would result in any of the representations or warranties of the Company contained in this Agreement, the Support Agreement or the Guarantee becoming inaccurate for which the Company otherwise would have been responsible, such breach or inaccuracy shall be disregarded as a basis for providing Merger Sub with any rights or remedies, or relieving Merger Sub of any obligations, or otherwise providing a benefit to Merger Sub under this Agreement. Without limiting the foregoing, Merger Sub shall not have any right to rely on any failure of the Covenants Condition or the Representations and Warranties Condition to be

satisfied (or terminate this Agreement under Section 11.01(c)(ii) as a result thereof) or claim any damage or seek any other remedy at law or in equity to the extent that such failure, damage or injury arises from any actions or omissions of the Company, any Specified Person taken at the direction of the Founder or with the Founder’s consent or any other Person taken by or at the direction or with the consent of such Specified Person.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

CONTINENTAL RESOURCES, INC.

By:	/s/ James R. Webb
Name:	James R. Webb
Title:	Senior Vice President, General Counsel, Chief Risk Officer & Secretary

OMEGA ACQUISITION, INC.

By:	/s/ Harold G. Hamm
Name:	Harold G. Hamm
Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX I

OFFER CONDITIONS

Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or pay for any Shares pursuant to the Offer, if:

(i) this Agreement shall have been terminated in accordance with Article 11;

(ii) the Board of Directors (upon recommendation of the Special Committee) or the Special Committee shall have effected and not withdrawn an Adverse Recommendation Change (the “Special Committee Recommendation Condition”)

(iii) any injunction or other order is issued by a court of competent jurisdiction or any Applicable Law is issued, enacted or enforced that prohibits or makes illegal the consummation of the Offer or the Merger;

(iv) (A) any of the representations of the Company contained in each of Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.05 (Capitalization), Section 5.10 (second sentence only) (Absence of Certain Changes), Section 5.20 (Finders’ Fees), Section 5.21 (Opinion of Financial Advisor) or Section 5.22 (Antitakeover Statutes) shall not be true and correct in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true in all material respects only as of such time); (B) any of the other representations and warranties of the Company (other than the representations and warranties set forth in clause (A) of this paragraph (iv)) shall not be true and correct (disregarding all qualifications or exceptions contained therein as to “materiality”, “in all material respects” or “Company Material Adverse Effect”) at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation or warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), in the case of this clause (B) only, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect (the “Representations and Warranties Condition”);

(v) the Company shall have failed to perform in all material respects its obligations under this Agreement required to be performed prior to the Expiration Time (the “Covenants Condition”);

(vi) there shall have occurred, from the date of this Agreement, an event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing; or

(vii) the Average Crude Oil Price determined on the day that is three Business Days prior to the Expiration Time is less than $60.24 (the “Average Crude Oil Price Condition”).

I-1

Subject to the terms and conditions of this Agreement, the foregoing Offer Conditions are for the sole benefit of Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Merger Sub, in whole or in part, at any time, at the sole discretion of Merger Sub. The failure or delay by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

I-2